EXHIBIT 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
        We hereby consent to the incorporation by reference of our report dated December 12, 2018 relating to the consolidated financial statements of DLH Holdings Corp. (the “Company”) as of and for the years ended September 30, 2018 and 2017 included in this Annual Report on Form 10-K into the Company’s previously filed Registration Statements on Form(s) S-3 (File Nos. 333-217777, 333-215405, 333-184912, 333-120423, and 333-74478) and Form(s) S-8 (File Nos. 333-225153, 333-212702, 333-197374, 333-178830, 333-143951, and 333-73426).

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
December 12, 2018